Exhibit 99.1

Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

Alaska Communications Systems:	ACS Investors:
Mary Ann Pease	Kirsten Chapman / David Barnard, CFA
VP Corporate Communications	Lippert/Heilshorn & Associates
(907) 297-3000	(415) 433-3777

mpease@acsalaska.com

david@lhai-sf.com

Alaska Communications Systems Group, Inc. Announces Successful Receipt of Requisite Consents by Alaska Communications Systems Holdings, Inc.

$139.9 Million Senior Subordinated Notes and $170.8 Million Senior Notes Tendered

ANCHORAGE, Alaska, January 26, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. (“ACSH”), has received the requisite consents and has successfully completed its previously announced solicitations of consents in respect of ACSH’s 9 3/8 % Senior Subordinated Notes due 2009 (CUSIP Nos. 011679AC1 and 0011679AA5) and 9 7/8 % Senior Notes due 2011 (CUSIP Nos. 011679 and 011679AD9). The consent solicitations are being made in connection with ACSH’s previously announced tender offers, which are scheduled to expire at 9:00 a.m., New York City time, on February 10, 2005, unless extended or earlier terminated.

Liane Pelletier, ACS president and chief executive officer, stated, “This transaction is effectively the first step in our strategy to recapitalize the company and lower our overall cost of capital.”

The solicitations of consents expired at 5:00 p.m., New York City time, on January 25, 2005. After the expiration of the solicitations of consents, ACS, its subsidiaries and the trustees entered into supplemental indentures, which amended the indentures under which the senior subordinated notes and the senior notes were issued.  If they become operative, the amendments to the senior subordinated notes indenture would, among other things, eliminate substantially all of the restrictive covenants and eliminate most events of default (other than for failure to make payments of interest or principal). If they become operative, the proposed amendments to the senior notes indenture would, among other things, increase the amount of senior secured bank indebtedness that ACSH and its subsidiaries may incur.

If the tender offers are consummated, holders who tendered their notes prior to the expiration of the consent solicitations will be entitled to receive the consent payments in accordance with the solicitations of consents.

Subject to certain conditions, holders of senior subordinated notes who did not tender their notes prior to the expiration of the solicitation of consents but who validly tender and do not withdraw their senior subordinated notes by 9:00 a.m., New York City time, on February 10, 2005, will receive total consideration for their senior subordinated notes of $1,036.88 per $1,000 principal amount of notes tendered by such time, but will not receive a consent payment.  Subject to certain conditions, holders of senior notes who did not tender their notes prior to the expiration of the solicitation of consents but who validly tender and do not withdraw their senior notes by 9:00 a.m., New York City time, on February 10, 2005, will receive total consideration for their senior notes of $1,088.75 per $1,000 principal amount of notes tendered by such time, but will not receive a consent payment.

Tenders of senior notes will be subject to pro ration in the event that tenders for more than $59,350,000 aggregate principal amount of senior notes are received.

ACSH is making the tender offers and consent solicitations as part of a refinancing of a portion of its existing debt. ACSH intends to finance the tender offers and consent solicitations with a portion of the term loan borrowings under an approximately $385 million new senior secured credit facility, the proceeds of a $75 million equity offering by ACS and cash on hand.  The tender offers are still subject to arranging the new senior secured credit facility, successful completion of the equity offering and other customary general conditions.

At the expiration time of the solicitations of consents, $139.9 million aggregate principal amount of senior subordinated notes had been validly tendered and not withdrawn and $170.8 million aggregate principal amount of senior notes had been validly tendered and not withdrawn.

J.P. Morgan Securities Inc. and CIBC World Markets Corp. are acting as the dealer managers and solicitation agents, and Global Bondholder Services Corp. is acting as depositary, in connection with the tender offers and consent solicitations. Copies of the Offers to Purchase and Consent Solicitation Statements, Letters of Transmittal and Consent, and other related documents may be obtained from the depositary at (866) 470-3900. Additional information concerning the terms of each tender offer and consent solicitation may be obtained by contacting J.P. Morgan Securities Inc. toll-free at (866) 834-4666 (toll free) or (212) 834-3424 or CIBC World Markets Corp. at (212) 885-4489.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the senior subordinated notes or the senior notes. The tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the Offers to Purchase and Consent Solicitation Statements, dated January 12, 2005, and the related Letters of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

About Alaska Communications Systems

ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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